Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
Deep Down, Inc.
Channelview, Texas

We consent to the inclusion in this Registration Statement on Form S-1/A (Pre-effective Amendment No. 2) of our report dated June 16, 2008, relating to the financial statements of Flotation Technologies, Inc. as of December 31, 2007 and December 31, 2006 and for the years then ended. We also consent to the use in this Registration Statement on Form S-1 of our report dated June 30, 2008, relating to the financial statements of Flotation Technologies, Inc. as of March 31, 2008 and for the three month period then ended. We also consent to the reference to us under the heading "Experts" in this registration statement.

/s/ Bruzgo & Kremer, LLC

Bruzgo & Kremer, LLC
www.yourCPAadvisors.com
Portland, Maine

October 1, 2008